Exhibit 99.1
For release: May 2, 2007, 2:00 p.m. EDT
Residential Capital, LLC Reports 2007 First Quarter Financial Results
Residential Capital, LLC (ResCap) reported a $910 million first quarter loss today. Amid the sharp downturn in the U.S. mortgage market, many of ResCap’s nonprime assets were liquidated at a loss or marked substantially lower to reflect the severe illiquidity and depressed valuations in the prevailing market environment. In addition, substantial incremental reserves were established during the quarter against various nonprime loans on the balance sheet.
“In light of the major setback incurred by ResCap, we have already undertaken measures to significantly mitigate risk. ResCap has reduced its nonprime mortgage asset portfolio, decreased its warehouse lending against nonprime collateral, and sharply curtailed its new domestic nonprime loan production,” said GMAC’s Chief Executive Officer Eric Feldstein. “As a result, ResCap should be far less vulnerable to further adverse developments in the nonprime space.”
Liquidity
ResCap held $2.6 billion at the end of the first quarter, up from $2.0 billion at year-end 2006. To further enhance its liquidity position, ResCap executed $2.2 billion in new committed funding facilities during the first quarter this year.
Real Estate Finance
ResCap posted a net loss for the first quarter of $910 million, compared to earnings of $201 million in the first quarter of 2006. This large first quarter loss reflects difficult market conditions and limited liquidity for nonprime mortgages held for sale, which were sold or marked at significantly lower market values. Additional significant items adversely affected ResCap’s first quarter results including: i) an increase in reserves related to both higher delinquency and greater loss severity in the nonprime held for investment loan portfolio; and ii) incremental credit losses for warehouse lending relationships with certain third-party nonprime market participants.
In terms of loan production, ResCap’s prime mortgage origination platforms continued to generate strong volume both in the U.S. and at its international operations. In the first quarter of 2007, the company’s U.S. prime loan production climbed to $27.8 billion, up 3 percent from the same period last year. International loan production continued to trend higher, reaching $6.5 billion in the first quarter this year, up 18 percent from the year-ago period. In contrast, ResCap sharply curtailed its U.S. nonprime loan production, reflecting key initiatives to tighten underwriting criteria, mitigate credit risk and reduce its exposure to the nonprime mortgage market. Nonprime loan production in the U.S. amounted to $3.3 billion in the first quarter of 2007, down significantly from the $9.1 billion of nonprime production in the first quarter of 2006.
First Quarter Loan Production
($ in billions)

	2007	2006	% Change
U.S. Prime Loan Production	$27.8	$27	3%
U.S. Nonprime Loan Production	3.3	9.1	(64%)
International Loan Production	6.5	5.5	18%
“We have taken aggressive actions to overcome the challenges that ResCap has confronted in the U.S. mortgage market,” said Feldstein. “We have significantly restricted origination of those products with limited market liquidity and with higher early payment default characteristics. We have stepped-up our remediation and loss mitigation efforts. And we are right-sizing the structural cost base in line with lower industry volume and narrower profit margins.”
“We remain confident in the fundamentals of the ResCap business — its large-scale prime mortgage production and servicing platforms, its international footprint, its broad mix of products and origination channels and its diverse earnings base,” Feldstein continued. “And, we have full confidence in the new ResCap management team’s extensive experience and ability to leverage these competitive strengths.”
GMAC injected $500 million of equity into ResCap in the first quarter to bolster the company’s capital position. As of March 31, 2007, ResCap’s common equity base stood at $7.2 billion. In April 2007, GMAC contributed an additional $500 million of equity to further augment ResCap’s equity position. The equity contributed by GMAC to ResCap was funded by the previously announced $1.0 billion of common equity that GM injected into GMAC in connection with the final settlement provisions of the GMAC sale transaction.

Change in Tax Status
First quarter results in 2007 reflect a change in tax status for certain business units versus the year-ago period due to the conversion of a number of ResCap’s unregulated U.S. entities to flow-through limited liability companies in conjunction with the transaction in which a controlling interest in GMAC was sold. These domestic entities are generally not taxed at the entity level and, therefore, the tax rate for certain ResCap businesses is significantly lower in 2007 compared to 2006. The tax rates applicable to ResCap’s corporate non-LLC entities remain comparable year-over-year. ResCap’s tax expense for the first quarter this year amounted to $59 million, down from $138 million last year, due to the mix of earnings in LLC and non-LLC entities.
First Quarter Pre-Tax Net (Loss) Income
($ in millions)

	2007	2006	Change
Pre-tax (loss) income	(851)	339	(1,190)

Income tax expense	59	138	79

Consolidated Net (Loss) Income (net of tax)	($910)	$201	($1111)

Outlook
ResCap’s top-tier mortgage servicing and prime lending operations, its business capital operation and its international operation are all points of long-term competitive strength. Uncertainty around the performance and value of nonprime assets remains a challenge, but decisive actions have been taken to significantly mitigate risk. Accordingly, the company anticipates a considerable improvement in ResCap’s earnings performance in the second quarter this year, with losses in ResCap’s U.S. residential mortgage operations expected to be at a much-reduced level. Meanwhile, ResCap anticipates continued access to significant sources of funding and remains well capitalized to operate successfully through this volatile period.
“In the wake of a sharp mortgage market downturn, ResCap has incurred a setback. But this setback is expected to be a temporary one,” affirmed Feldstein. “As in previous cycles, we intend to pursue opportunities created by the market dislocation which will strengthen our competitive position and improve profitability long-term.”

About Residential Capital, LLC
Residential Capital, LLC (http://www.rescapholdings.com) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses — GMAC-RFC, GMAC Mortgage, ditech.com, GMAC Real Estate and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC, LLC.
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Forward-Looking Statements
In this earnings release and comments by Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap and GMAC LLC (“GMAC”); our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or General Motors Corporation; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contact:
Laurie Zenner
952.857.7531
Laurie.Zenner@gmacrescap.com

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